EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2018 Fourth Quarter and Fiscal Year Results

Fourth Quarter Sales of $190 million Driven by Continued Strength in Legacy Repair & Remodel and New Construction Channels and Inclusion of Western Window Systems

VENICE, Fla., February 27, 2019 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in the premium window and door category, today announced financial results for its fourth quarter and fiscal year ended December 29, 2018.

Financial Highlights for Fourth Quarter 2018 versus Fourth Quarter 2017

●	Net sales of $190 million, an increase of $56 million, or 42 percent
●	Gross margin of 34.6 percent, compared to 32.0 percent
●	Net income of $10.5 million, compared to $20.3 million (2017 includes $12.4 million tax benefit relating to Tax Cuts and Jobs Act)
●	Adjusted net income of $12.4 million, compared to $9.4 million
●	Net income per diluted share of $0.18, compared to $0.39
●	Adjusted net income per diluted share of $0.21, compared to $0.18

Financial Highlights for Fiscal Year 2018 versus Fiscal Year 2017

●	Net sales of $698 million, an increase of $187 million, or 37 percent
●	Gross margin of 34.9 percent, compared to 31.1 percent
●	Net income of $53.9 million, compared to $39.8 million (2017 includes $12.4 million tax benefit relating to Tax Cuts and Jobs Act)
●	Adjusted net income of $63.8 million, compared to $31.5 million
●	Net income per diluted share of $1.00, compared to $0.77
●	Adjusted net income per diluted share of $1.18, compared to $0.61

"We executed on a series of transactions in 2018, finishing a transformational year with a strong balance sheet and poised for continued growth," stated Jeff Jackson, President and CEO of PGT Innovations.  "The acquisition of Western Window Systems positions us as a national leader in the premium window and door market.  We financed the acquisition by successfully entering the bond markets, achieving an attractive rate, and subsequently executing an equity offering, allowing us to quickly de-lever."

"PGT Innovations finished the year by delivering another strong quarter with net sales of $190 million, an increase of 42 percent, compared to the prior-year quarter, driven by the inclusion of $31 million of sales from Western Window Systems.  We also saw continuing growth in our legacy businesses' Repair & Remodel and New Construction channels, for which sales grew by 18 and 19 percent, respectively," continued Jackson.

"For the full year 2018, PGT Innovations increased sales by 37 percent to $698 million. Adjusted EBITDA rose 48 percent, to $127 million for 2018, and 2018 adjusted EPS rose to $1.18 from $0.61, an increase of 93 percent," stated Brad West, Senior Vice President and CFO. "Additionally, we finished 2018 with a strong balance sheet, which we believe provides flexibility for future operational and strategic initiatives," continued West.
"I am incredibly proud of PGT Innovations' accomplishments in addition to the strategic transactions in 2018. We achieved organic growth of 27 percent, which was made possible by operational execution as well as several product and facility relocations including opening our new CGI facility in Hialeah, Florida,"  said Jackson.

"In addition, our employees provided extensive assistance with relief efforts for both Hurricanes Florence and Michael.  I am thankful for our team's efforts in 2018 and excited about the future of PGT Innovations," concluded Jackson.

"Looking ahead into 2019, we anticipate a more normalized growth in sales following our transformational year in 2018," added West.  "While recent national trends in housing have softened, we continue to believe that our legacy impact-resistant products and our Western Window Systems products that unify indoor/outdoor living spaces will continue to gain market share and that many of our core markets, including Florida, should continue to enjoy a growing economy."

The Company is providing the guidance listed below for its 2019 fiscal year. Management will discuss assumptions underlying this guidance during its upcoming earnings call. All comparisons are to fiscal year 2018:

Conference Call

PGT Innovations will host a conference call on Wednesday, February 27, 2019, at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call a few minutes before the start time: 866-519-2796 (U.S. and Canada) and 786-789-4771 (U.S.). The conference ID is 105790. Please note that these are new dial-in phone numbers. A replay of the call will be available within approximately two hours after the scheduled end of the call on February 27, 2019, through April 6, 2019. To access the replay, dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (U.S.) and refer to pass code 8208015.

You may also join the conference online by using the following link:
https://services.choruscall.com/links/pgti1902276GKBmTHi.html.

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website: http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation's largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations' family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial® and Eze-Breeze®. The Company's brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company's high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "expectations," "outlook," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as:

•
adverse changes in new home starts and home repair and remodeling trends, especially in the state of Florida, where the substantial portion of our sales are currently generated, and in the western United States, where the substantial portion of the sales of Western Window Systems' operations are generated, and in the U.S. generally;

•
macroeconomic conditions in Florida, where the substantial portion of our sales are generated, and in California, Texas, Arizona, Nevada, Colorado, Oregon, Washington and Hawaii, where the substantial portion of the sales of Western Window Systems are currently generated, and in the U.S. generally;

•	increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodeling or new home construction channels in our core markets;
•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the Western Window Systems Acquisition;
•
the risk that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits from the Western Window Systems Acquisition may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	sales fluctuations to and changes in our relationships with key customers;
•
in addition to the Western Window Systems Acquisition, our ability to successfully integrate businesses we may acquire, or that any business we acquire may not perform as we expected at the time we acquired it;

•	increases in transportation costs, including due to increases in fuel prices;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	product liability and warranty claims brought against us;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;

•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by "hackers" and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended; and

•	the risks and uncertainties discussed under Part II, Item 1A, "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) demand for our products going forward, including the demand for our impact-resistant products and the products of Western Window Systems; (2) our ability to gain market share in 2019 and beyond;  (3) our ability to continue to identify and complete  operational and strategic initiatives in the future, and the results of any such initiatives; (4)  the Company's ability to continue to grow its sales and earnings in 2019 and going forward; (5) our ability to position ourselves as a national leader in the premium window and door market, and our performance in that market; (6) economic growth and conditions in our core markets, including the State of Florida; and (7) our financial and operational performance for our  2019 fiscal year, including our 2019 fiscal year outlook  set forth in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:
Brad West, 941-480-1600
Senior Vice President and CFO
BWest@PGTInnovations.com

Media Relations:
Danielle Mikesell, 941-480-1600
Senior Vice President, Marketing & Innovation
DMikesell@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017

Net sales	$189,887	$134,100	$698,493	$511,081
Cost of sales	124,137	91,156	455,025	352,097
Gross profit	65,750	42,944	243,468	158,984
Selling, general and administrative expenses	45,617	26,418	150,910	98,803
Gains on sales of assets under APA	-	-	(2,551)	-
Income from operations	20,133	16,526	95,109	60,181
Interest expense, net	7,136	5,287	26,529	20,279
Debt extinguishment costs	-	-	3,375	-
Income before income taxes	12,997	11,239	65,205	39,902
Income tax expense (benefit)	2,523	(9,054)	11,272	63
Net income	$10,474	$20,293	$53,933	$39,839

Basic net income per common share	$0.18	$0.41	$1.03	$0.80

Diluted net income per common share	$0.18	$0.39	$1.00	$0.77

Weighted average common shares outstanding:
Basic	57,987	49,721	52,461	49,522

Diluted	59,240	51,915	54,106	51,728

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	December 29,	December 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$52,650	$34,029
Accounts receivable, net	80,717	60,308
Inventories	44,666	37,816
Contract assets, net	6,757	-
Prepaid expenses and other current assets	10,771	12,363
Total current assets	195,561	144,516

Property, plant and equipment, net	115,707	84,133
Intangible assets, net	271,818	115,043
Goodwill	277,827	108,060
Other assets, net	1,240	1,367
Total assets	$862,153	$453,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$68,557	$41,085
Current portion of long-term debt	163	294
Total current liabilities	68,720	41,379

Long-term debt, less current portion	366,614	212,679
Deferred income taxes, net	22,758	22,772
Other liabilities	18,517	964
Total liabilities	476,609	277,794

Total shareholders' equity	385,544	175,325
Total liabilities and shareholders' equity	$862,153	$453,119

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$10,474	$20,293	$53,933	$39,839
Reconciling items:
Debt extinguishment costs (2)	-	-	3,375	-
Facility and equipment relocation costs (3)	398	-	833	-
Gains on sales of assets under
Cardinal APA (4)	-	-	(2,551)	-
Transaction-related costs and effects (5)	-	-	4,144	-
Hurricane Irma-related costs (6)	-	250	-	1,341
Management reorganization and
other corporate costs (7)	1,560	113	1,560	828
WinDoor costs (8)	-	994	-	1,687
Write-offs of deferred costs and discount
relating to debt prepayments (9)	260	909	5,557	1,889
Thermal Plastic System start-up costs (10)	-	-	-	517
Tax effect of Tax Cuts and Jobs Act (11)	231	(12,408)	231	(12,408)
Tax effect of reconciling items	(513)	(799)	(3,271)	(2,209)
Adjusted net income	$12,410	$9,352	$63,811	$31,484
Weighted-average diluted shares	59,240	51,915	54,106	51,728
Adjusted net income per share - diluted	$0.21	$0.18	$1.18	$0.61
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$8,600	$5,208	$24,450	$19,528
Interest expense, net	7,136	5,287	26,529	20,279
Income tax expense (benefit)	2,523	(9,054)	11,272	63
Reversal of tax effect of reconciling items for
adjusted net income above	513	799	3,271	2,209
Write-offs of deferred costs and discount
relating to debt prepayments (9)	(260)	(909)	(5,557)	(1,889)
Tax effect of Tax Cuts and Jobs Act (11)	(231)	12,408	(231)	12,408
Stock-based compensation expense (12)	840	380	3,383	1,948
Adjusted EBITDA	$31,531	$23,471	$126,928	$86,030
Adjusted EBITDA as percentage of net sales	16.6%	17.5%	18.2%	16.8%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 27, 2019.

(2) Represents debt extinguishment costs of $3.1 million recognized in the first quarter of 2018 relating to the Company's second refinancing and second amendment of the 2016 Credit Agreement on March 16, 2018, and $296 thousand in the third quarter relating to changes in lender positions under the revolving credit portion of the 2016 Credit Agreement. We repriced and amended our 2016 Credit Agreement for the first time on February 17, 2017. However, because there were no changes in lender positions in the first action, it did not result in any lender positions being considered as modified or extinguished. Therefore, there was no charge for debt extinguishment costs in the year ended December 30, 2017.

(3) Represents costs associated with planned relocations of certain equipment and product lines, including the manufacturing operations of CGI Windows & Doors into its new facility in Hialeah, FL, costs associated with machinery and equipment relocations within our glass plant operations in North Venice, FL as the result of our planned disposal of certain glass manufacturing assets to Cardinal Glass Industries, and relocation of our Eze-Breeze porch enclosures product line to our Orlando manufacturing facility. Of the $833 thousand, $814 thousand is classified within cost of sales during 2018, with the remainder classified within selling, general and administrative expenses. Of the $398 thousand, all is classified within cost of sales during the fourth quarter of 2018.

(4) Represents gains from sales of assets to Cardinal LG Company (Cardinal) under an Asset Purchase Agreement (APA) dated September 22, 2017. Pursuant to the terms of the APA, which required us to transfer assets to Cardinal in phases, during the second quarter of 2018, we made transfers of assets to Cardinal which had a net book value totaling $3.2 million and fair value totaling $5.8 million, resulting in the recognition of gains totaling $2.6 million, classified as gains on sales of assets in the year ended December 29, 2018.

(5) Represents costs and other effects relating to our acquisition of Western Window Systems, which we announced on July 24, 2018, and completed on August 13, 2018. Of the $4.1 million in the year ended December 29, 2018, $3.8 million relates to transaction-related costs classified within selling, general and administrative expenses. The remaining $392 thousand relates to an opening balance sheet inventory valuation adjustment which is classified within cost of sales in the year ended December 29, 2018.

(6) Represents community outreach costs, recovery-related expenses and other disruption costs caused by Hurricane Irma in early September 2017, some of which carried into the fourth quarter of 2017, of which $250 thousand is classified within selling, general and administrative expenses in the three months ended December 30, 2017, and $345 thousand is classified within cost of sales, and $996 thousand is classified within selling, general and administrative expenses in the year ended December 30, 2017.

(7) In 2018, represents certain costs incurred relating to a fourth quarter legal settlement and regulatory actions, as well as costs relating to a unique warranty issue. In 2017, represents costs associated with planned changes in our management structure, directed towards maximizing the effectiveness and efficiency of the Company's leadership team, classified within selling, general and administrative expenses in the three months and year ended December 30, 2017.

(8) Represents costs relating to operating inefficiencies caused by changes in WinDoor's leadership and its supply chain for glass, of which $600 thousand in the three months ended and $1.2 million in the year ended December 30, 2017, is classified within cost of sales, and the remainders in both periods classified within selling, general and administrative expenses.

(9)  In 2018, represents non-cash charges from write-offs of deferred lenders fees and discount relating to prepayments of borrowings outstanding under the term loan portion of the 2016 Credit Agreement totaling $160.0 million, of which $152.0 million was in the 2018 third quarter using proceeds from the issuance of 7 million shares of Company common stock in the 2018 Equity Issuance, and $8.0 million was in the 2018 fourth quarter using cash on hand, included in interest expense, net, in the three months and year ended December 29, 2018. In 2017, represents non-cash charges relating to write-offs of deferred lenders fees and discount relating to prepayments of borrowings outstanding under the term loan portion of the 2016 Credit Agreement totaling $40.0 million using cash on hand, of which $20.0 million was in the 2017 third quarter, and $20.0 million was in the 2017 fourth quarter, included in interest expense, net, in the three months and year ended December 30, 2017.

(10) Represents costs incurred associated with the start-up of our Thermal Plastic Spacer system insulated glass lines, all of which is classified within cost of sales.

(11) Represents a discrete non-cash tax benefit recorded in the three months ended December 30, 2017, relating to accounting for the decrease in our net deferred tax liability due to the reduction in the Federal corporate income tax rate under the Tax Cuts and Jobs Act legislation enacted on December 22, 2017, subsequently adjusted in 2018 for certain changed items.

(12)  Beginning in 2018, we updated our reporting of adjusted EBITDA to exclude non-cash stock-based compensation expense. Prior periods have been revised to reflect this change for consistency of comparisons.